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Exhibit 5.25

CONSENT

        The undersigned hereby consents to the references to (1) the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Yamana Gold Inc. under the United States Securities Act of 1933, as amended, in connection with updated estimates of mineral reserves and/or resources for the Chapada property, the Sao Franciso Project, the Fazenda Brasiliero property, the Fazenda Nova Mine, the C1 Santa Luz property and the Pindobacu Deposit; (2) the review of resources at the Ernesto property; and (3) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: July 19, 2007

/s/ EVANDRO CINTRA
Evandro Cintra

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Exhibit 5.25